Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 14, 2006

THIS FIRST SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of June 14, 2006 (this “First Supplemental Indenture”) between CENTRAL ILLINOIS PUBLIC SERVICE COMPANY, an Illinois corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as successor trustee to The Bank of New York (the “Trustee”).

The Company and the Trustee are parties to an Indenture, dated as of December 1, 1998 (the “Indenture”), providing, among other things, for the issuance from time to time of the Company’s Notes.

Pursuant to Section 13.01 of the Indenture, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 13.01 without the consent of the Holders of any of the Notes at the time outstanding.

The Company has directed the Trustee to execute and deliver this First Supplemental Indenture in accordance with the terms of the Indenture.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AMENDMENT TO INDENTURE

Section 2.1             Amendment to Indenture. On and after the date hereof, the Indenture shall be amended so that clause (i) of the definition of “Capitalization” contained in Section 1.03 of the Indenture shall be amended in its entirety and replaced with the following:  “(i) liabilities for Debt (excluding debt relating to any securitization transaction authorized by an order of the Illinois Commerce Commission pursuant to state legislation authorizing such securitization) maturing more than twelve (12) months from the date of determination;”.

Section 2.2             Receipt by Trustee. In accordance with Section 13.05 of the Indenture, the parties acknowledge that the Trustee has received an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this First Supplemental Indenture complies with the requirements of Article XIII of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1             Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2             Governing Law. This First Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3             Ratification of Indenture; First Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.4             Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5             Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

Central Illinois Public Service Company

By:	/s/ Warner L. Baxter
Name: Warner L. Baxter
Title: Executive Vice President & Chief Financial Officer

The Bank of New York Trust Company, N.A.,
as Trustee

By:	/s/ Daniel G. Dwyer
Name: Daniel G. Dwyer
Title: Vice President